EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D with respect to the Ordinary Shares of HeadHunter Group PLC and further agree that this Joint Filing Agreement be included as Exhibit to such joint filings. Each of them is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the 20th day of January 2023.

Kismet Capital Group LLC

By:	/s/ Olga Dupak
Name:	Olga Dupak
Title:	General Director

Ivan Tavrin

/s/ Ivan Tavrin

SCHEDULE A

DIRECTORS AND EXECUTIVE OFFICERS OF THE REPORTING PERSONS

Kismet Capital Group LLC

Name	Title/Principal Occupation or Employment	Citizenship
Olga Dupak	General Director	Russian